Exhibit 99.1

American Eagle Outfitters

Announces Plans to Close its MARTIN+OSA Concept

Pittsburgh - March 9, 2010 -- American Eagle Outfitters, Inc. (NYSE: AEO) today announced that after an extensive evaluation and review of strategic alternatives, it plans to close its MARTIN+OSA concept, including all 28 stores and the online business. Although performance improved from fiscal 2008, management determined that the brand was not achieving performance levels that warrant further investment. In fiscal 2009, MARTIN+OSA generated an after-tax loss of approximately $44 million, including a non-cash impairment charge of approximately $11 million, net of tax. The company will focus its efforts and resources on the American Eagle family of brands including, AE, aerie and 77kids, which have a greater potential of creating long-term shareholder value.

"Closing MARTIN+OSA was a difficult decision, particularly in light of the progress that was made over the past year," said Jim O'Donnell, chief executive officer. "However, it is in the best interest of our company and stakeholders to focus our efforts on the brands that capitalize on our strengths and have the highest potential. I am extremely proud of the innovation, hard work and dedication displayed by the MARTIN+OSA team, and I am grateful for their achievements. I want to personally thank our associates and external partners for their contributions. Creating new brands is never an easy endeavor. The valuable lessons and experiences we gained will serve us well, as we continue to develop and launch new lifestyle brands."

Store closures are expected to be substantially complete by the end of the second quarter of fiscal 2010. In conjunction with the closing of MARTIN+OSA, the company expects the fiscal 2010 cash outflow, net of associated tax benefits, to be approximately $10 to $40 million. This is comprised of pre-tax charges of $32 to $77 million for lease-related, severance and other charges. In addition, the company estimates approximately $29 million of non-cash, pre-tax impairment charges and inventory write-downs. These charges are expected to be recognized primarily over the first and second quarters of fiscal 2010. These estimates are preliminary and based on a number of significant assumptions and could change materially.

American Eagle Outfitters, Inc., through its subsidiaries, ("AEO, Inc.") offers high-quality, on-trend clothing, accessories and personal care products at affordable prices.  The American Eagle Outfitters® brand targets 15 to 25 year old girls and guys, with 939 stores in the U.S. and Canada and online at www.ae.com.  aerie® by american eagle offers Dormwear® and intimates collections for the AE® girl, with 137 standalone stores in the U.S. and Canada and online at www.aerie.com.  The latest brand, 77kids™ by american eagle™, is available online only at www.77kids.com. 77kids offers "kid cool," durable clothing and accessories for kids ages two to 10.  AE.COM®, the online home of the brands of AEO, Inc. ships to more than 60 countries worldwide.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, specifically regarding our closure of the Martin+Osa business and the development of new lifestyle brands. All forward-looking statements made by the company involve material risks and uncertainties and are subject to change based on factors beyond the company's control. Such factors include, but are not limited to, the risks that the expense of closing Martin+Osa is greater than expected and that the company will not be successful in developing new lifestyle brands, and the risks described in the Risk Factor Section of the company's Form 10-K and Form 10-Q filed with the Securities and Exchange Commission. Accordingly, the company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

CONTACT: American Eagle Outfitters, Inc.

Judy Meehan, 412-432-3300